Exhibit 99.1

FLUIDIGM REPORTS STRONG GROWTH FOR THIRD QUARTER 2011

Product Revenue Grows 42 Percent Year-on-Year

SOUTH SAN FRANCISCO, Calif. – Nov. 8, 2011 – Fluidigm Corporation (NASDAQ:FLDM) today announced its financial results for the third quarter ended September 30, 2011. Total revenue for the third quarter of 2011 was $10.6 million, an increase of 25% from $8.5 million in the third quarter of 2010. Product revenue for the third quarter of 2011 was $10.2 million, an increase of 42% from $7.2 million in the third quarter of 2010. Product margin in the third quarter of 2011 increased to 67% compared to 66% in the third quarter of 2010.

Net loss for the third quarter of 2011 was $4.5 million compared to a $3.4 million net loss in the third quarter of 2010. Non-GAAP net loss for the third quarter of 2011 was $3.1 million compared to $2.1 million for the third quarter of 2010. Non-GAAP net loss excludes stock-based compensation expense, one time charges and certain other charges (see accompanying table for reconciliation of GAAP and non-GAAP measures).

“We experienced strong year-on-year product growth in North America, Europe and most of Asia in the third quarter. Our BioMark™ HD Systems are both driving and benefiting from scientists embracing single-cell genetics research. Our Access Array™ Systems continue to experience strong growth servicing the targeted amplicon sequencing market segment and our new assay services are allowing us to offer a better solution to our customers. In the third quarter we continued to fulfill our expectations and achieve the goals we’ve outlined for the company,” said Gajus Worthington, Fluidigm president and chief executive officer.

“We remain focused on three emerging marketplace trends that benefit from Fluidigm technology. One is the emergence of single-cell genomics where we offer an industry-leading solution. Increasingly, the research community is finding that you can’t fully understand what is happening at the biological level if you don’t understand what is happening at the individual cell level. Second, we are seeing a change in the cutting edge of the human genetics market, as sample numbers increase and both throughput and low cost-per-data-point are becoming critical attributes. We believe this trend is driving genotyping consumable growth for us. Third, we continue to benefit from a shift to targeted re-sequencing within the NGS community,” noted Worthington.

Financial Highlights and Analysis

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Product revenue in the third quarter of 2011, compared to the third quarter of 2010, benefited from strong internal execution and growing pursuit of applications that Fluidigm serves. In North America, Fluidigm had solid sales from government-funded labs as their fiscal year concluded. Fluidigm sales in Europe benefited from strong order rates during the third quarter, which has traditionally been a softer quarter for the company in that region. For the third quarter of 2011, instrument revenue grew at 29% and consumables revenue grew at 71% compared to the third quarter of 2010.

•	Instrument/consumable mix was 63% and 37%, respectively, for the third quarter of 2011.

•	Product margin was 67% in the third quarter of 2011 compared to 66% in the third quarter of 2010.

•	Research and development expense was $3.3 million in the third quarter of 2011 compared to $3.5 million in the third quarter of 2010.

•	Selling, general and administrative expense was $8.1 million in the third quarter of 2011 compared to $5.6 million in the third quarter of 2010.

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Fluidigm ended the third quarter of 2011 with $58.9 million in cash, cash equivalents and available-for-sale securities compared to $64.3 million at the beginning of the quarter. The reduction in cash resulted, in part, from our payment of $2.0 million to Life Technologies in connection with our exercise of an option to preclude Life Technologies from pursuing litigation against us for our current or equivalent future products for a period of four years. In addition, we paid Caliper Life Sciences $0.5 million in connection with an amendment to our agreement with Caliper. Pursuant to the amendment, the rates for royalties payable to Caliper beginning in January 2012 were substantially reduced and the period for which we are obligated to make royalty payments was shortened, with the last payment due in mid-2018.

Business Highlights Since Fluidigm’s Last Earnings Release

•	Customers of almost half of BioMark HD System instruments sold during the quarter identified single-cell research as one of the target usage areas.

•	Access Array Systems unit sales more than doubled when comparing Q3 2011 to Q3 2010.

•	Genotyping chips sales were strong during the quarter.

•	ASPs were relatively flat during the third quarter 2011 compared to the second quarter 2011.

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Sales in China showed significant growth during the quarter as Fluidigm sales were up more than 200% in China compared to a year ago. Sales in Japan decreased in the third quarter 2011 as compared to the third quarter 2010.

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The company experienced a high level of accessories sales (controllers, loaders, etc.) during the quarter, as existing Access Array and BioMark HD customers increased the number of applications or the throughput they were running on the instruments – broadening their uses of Fluidigm technology.

•	Fluidigm was selected by Deloitte as a member of the 2011 Technology Fast 500 list, which identifies the fastest growing companies in North America over the past five years.

Financial Outlook

Fluidigm is raising product revenue guidance for the full year 2011. The company now projects year-over-year product revenue growth will be in the range of 31% to 33%, up from the company’s prior guidance of being at the highest end of its 27% to 30% growth range. Revenue from grants and collaborations is projected to be around $2.0 million for the year.

Conference Call Information

Fluidigm will host a conference call today, Nov. 8, 2011 at 5:30 p.m. Eastern Time. The call can be accessed by calling (877) 556-5248 (domestic toll-free) or (720) 545-0029 (international toll). Fluidigm will also provide a live stream of its Q3 2011 conference call for investors at: http://investors.fluidigm.com/events.cfm. A telephone replay of the teleconference will be available 90 minutes after the end of the call at (855) 859-2056 (domestic toll-free), or (404) 537-3406 (international toll), access code 23753041. The conference call will also be archived on the Fluidigm investor’s page at: http://investors.fluidigm.com.

Statement Regarding Use of Non-GAAP Financial Information

Fluidigm presents certain financial information in accordance with GAAP and also on a non-GAAP basis. Management believes that non-GAAP financial measures, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company’s core operating results. Management uses non-GAAP measures to compare the company’s performance relative to forecasts and strategic plans and to benchmark the company’s performance externally against competitors. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company’s operating results as reported under U.S. GAAP. Fluidigm encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP results are presented in the accompanying table of this release.

Use of Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements relating to market trends, our focus on and ability to benefit from such trends, our market opportunities, anticipated growth in our product markets, current estimates of 2011 revenue growth and projected revenues from grants and collaborations. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results. Reported historical results should not be considered as an indication of future performance. Factors that could materially affect future results include, but are not limited to, risks relating to market acceptance of our products, the potential for quarterly variations in our operating results, our ability to successfully launch new products and applications, competition in our primary markets, variability in our sales cycle, our need to expand our sales, marketing and distribution capabilities, reduction in research and development spending or changes in budget priorities by academic, clinical and government research institutions and other customers, interruptions or delays in the supply of components or materials for our products, and risk associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Fluidigm’s business and operating results are contained in our Annual Report on Form 10-K for the year ended December 31, 2010, Fluidigm’s subsequent Quarterly Reports on Form 10-Q and Fluidigm’s other filings with the Securities and Exchange Commission. These forward looking statements speak only as of the date hereof. Fluidigm Corporation disclaims any obligation to update these forward-looking statements.

About Fluidigm

Fluidigm (NASDAQ: FLDM) develops, manufactures and markets microfluidic systems for growth markets in the life science and agricultural biotechnology, or Ag-Bio, industries. Fluidigm’s proprietary microfluidic systems consist of instruments and consumables, including integrated fluidic circuits, or chips, and reagents. These systems are designed to significantly simplify experimental workflow, increase throughput and reduce costs, while providing the excellent data quality demanded by customers. Fluidigm actively markets three microfluidic systems including nine different commercial chips to leading pharmaceutical and biotechnology companies, academic institutions and Ag-Bio companies.

For more information, please visit www.fluidigm.com.

“Fluidigm,” the Fluidigm logo, BioMark, and Access Array are trademarks or registered trademarks of Fluidigm Corporation.

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CONTACT:

Howard High

Fluidigm Corporation

650.266.6081 (office)

510.786.7378 (mobile)

howard.high@fluidigm.com

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2011	December 31, 2010 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,881	$5,723
Available-for-sale securities	47,049	—
Accounts receivable, net	8,966	8,100
Inventories	5,836	4,893
Prepaid expenses and other current assets	2,300	2,165

Total current assets	76,032	20,881
Property and equipment, net	2,569	2,328
Other non-current assets	4,001	1,592

Total assets	$82,602	$24,801

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,679	$3,155
Accrued compensation and related benefits	1,854	1,904
Other accrued liabilities	2,710	3,379
Deferred revenue, current portion	1,818	1,336
Long-term debt, current portion	8,601	4,561
Line of credit	—	3,125
Convertible preferred stock warrants	—	1,052

Total current liabilities	19,662	18,512
Long-term debt, net of current portion	2,989	10,139
Other non-current liabilities	800	767

Total liabilities	23,451	29,418
Convertible preferred stock	—	184,550
Total stockholders’ equity (deficit)	59,151	(189,167)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$82,602	$24,801

(1)	Derived from audited consolidated financial statements.

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:
Instruments	$6,437	$4,973	$17,828	$14,032
Consumables	3,731	2,177	10,463	6,851

Product revenue	10,168	7,150	28,291	20,883
License, collaboration, and grant revenue	428	1,316	1,578	2,322

Total revenue	10,596	8,466	29,869	23,205
Costs and expenses:
Cost of product revenue	3,305	2,454	9,183	7,999
Research and development	3,293	3,462	9,935	10,097
Selling, general and administrative	8,053	5,649	23,338	17,672
Litigation settlement	—	—	3,000	—

Total costs and expenses	14,651	11,565	45,456	35,768

Loss from operations	(4,055)	(3,099)	(15,587)	(12,563)
Interest expense	(439)	(540)	(2,711)	(1,620)
Other income (expense), net	25	246	(585)	501

Loss before income taxes	(4,469)	(3,393)	(18,883)	(13,682)
(Provision for) benefit from income taxes	(20)	13	(130)	(142)

Net loss	(4,489)	(3,380)	(19,013)	(13,824)
Deemed dividend related to change in conversion rate of Series E convertible preferred stock	—	—	(9,900)	—

Net loss attributed to common stockholders	$(4,489)	$(3,380)	$(28,913)	$(13,824)

Net loss per share attributed to common stockholders, basic and diluted (1)	$(0.22)	$(1.78)	$(1.70)	$(7.37)

Shares used in computing net loss per share attributed to common stockholders, basic and diluted (1)	20,082	1,902	16,970	1,876

(1)	Shares used in computing net loss per share of common stock for the three and nine months ended September 30, 2011 include the shares of common stock issued and the effect of conversion of convertible preferred stock upon the initial public offering of the Company’s common stock in February 2011.

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Operating Activities
Net loss	$(19,013)	$(13,824)
Depreciation and amortization	756	890
Stock-based compensation expense	1,994	1,266
Write-off of debt discount upon note repayment	1,157	—
Other non-cash items, net	872	126
Changes in assets and liabilities, net	(1,053)	2,295

Net cash used in operating activities	(15,287)	(9,247)

Investing Activities
Purchases of available-for-sale securities	(60,542)	—
Sales and maturities of available-for-sale securities	13,492	—
Other investing activities	(3,018)	(999)

Net cash used in investing activities	(50,068)	(999)

Financing Activities
Proceeds from initial public offering, net of issuance costs	76,946	—
Other financing activities	(5,514)	664

Net cash provided by financing activities	71,432	664
Effect of exchange rate changes on cash and cash equivalents	81	63

Net increase (decrease) in cash and cash equivalents	6,158	(9,519)
Cash and cash equivalents at beginning of period	5,723	14,602

Cash and cash equivalents at end of period	$11,881	$5,083

FLUIDIGM CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net loss attributed to common stockholders (GAAP)	$(4,489)	$(3,380)	$(28,913)	$(13,824)
Deemed dividend related to change in conversion rate of Series E convertible preferred stock	—	—	9,900	—
Stock-based compensation expense	666	420	1,994	1,266
Depreciation and amortization	286	347	910	1,164
Interest expense	439	540	2,711	1,620
Change in the fair value of convertible preferred stock warrants and related expense, net	—	—	718	(148)
Litigation settlement	—	—	3,000	—

Net loss (Non-GAAP)	$(3,098)	$(2,073)	$(9,680)	$(9,922)

Shares used in net loss per share calculation - basic and diluted (GAAP and Non-GAAP)	20,082	1,902	16,970	1,876

Net loss per share - basic and diluted (GAAP)	$(0.22)	$(1.78)	$(1.70)	$(7.37)

Net loss per share - basic and diluted (Non-GAAP)	$(0.15)	$(1.09)	$(0.57)	$(5.29)

(1)	The Company reports non-GAAP results which exclude stock-based compensation expense, depreciation of property and equipment, amortization of long-term debt discount, interest expense related to long-term debt, warrants and write-off of debt discount upon note repayment, remeasurement adjustment for convertible preferred stock warrant fair value, net of gain from expiration of unexercised warrants and litigation settlement.